Exhibit 99.1

Processa Pharmaceuticals to Effect a 1-for-20 Reverse Stock Split

HANOVER, MD, January 18, 2024 (GLOBE NEWSWIRE) -- Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (“Processa” or the “Company”), a clinical-stage pharmaceutical company focused on developing the next generation of chemotherapeutic drugs to improve the efficacy and safety for patients suffering from cancer, announces that in conjunction with stockholder approval of the reverse stock split on November 14, 2023, the Company’s Board of Directors, on January 8, 2024, determined to fix a split ratio of 1-for-20. The Company’s common stock will begin trading on a reverse stock split-adjusted basis at the opening of the market on Monday, January 22, 2024. Following the reverse stock split, the Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “PCSA” with the new CUSIP number 74275C304. The reverse stock split is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on the Nasdaq Capital Market.

At the effective time of the reverse stock split, every twenty (20) issued and outstanding shares of the Company’s common stock will be automatically converted into one (1) share of the Company’s common stock without any change in the par value per share. The Company will not be issuing fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares, because they hold a number of shares not evenly divisible by the reverse stock split ratio of the reverse stock split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

The reverse stock split will reduce the number of shares of the Company’s outstanding common stock from approximately 24.6 million shares to approximately 1.2 million shares. As a result of the anticipated reverse stock split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards, warrants, and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise price, as applicable. The reverse stock split will have no effect on the number of authorized shares or the par value of the Company’s common stock, and the ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares.

The Company’s transfer agent, Continental Stock Transfer & Trust, will serve as the exchange agent for the reverse stock split.

Registered stockholders that hold shares of pre-split common stock in the Company electronically in book-entry form are not required to take any action in order to receive post-split shares of common stock. For stockholders that hold shares of common stock in certificate form, such stockholders will receive a transmittal letter from Continental Stock Transfer & Trust as soon as practical following the effective date containing instructions.

Stockholders that hold their shares of common stock either in a brokerage or in “street name” will have their shares of common stock automatically adjusted to reflect the reverse stock split, subject to compliance with each broker’s particular processes. Such stockholders will not be required to take any separate action in connection with the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2023, which is available free of charge at the SEC’s website, www.sec.gov.

About Processa Pharmaceuticals, Inc.

Processa is a clinical stage pharmaceutical company focused on developing the Next Generation Chemotherapy (NGC) drugs to improve the safety and efficacy of cancer treatment. By combining Processa’s novel oncology pipeline with proven cancer-killing active molecules and the Processa Regulatory Science Approach as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will be providing better therapy options to cancer patients but also increase the probability of FDA approval for its Next Generation Chemotherapy (NGC) drugs following an efficient path to approval. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of these FDA-approved drugs while maintaining the existing mechanisms of killing the cancer cells. The company’s approach to drug development is based on more than 30 years of drug development expertise to efficiently design and conduct clinical trials that demonstrate a positive benefit/risk relationship. The Processa team has a track record of obtaining over 30 approvals for indications across almost every division of FDA. Using its proven Regulatory Science Approach, the Processa Team has experience defining the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. The advantages of Processa’s NGCs are expected to include fewer patients experiencing side effects that lead to dose discontinuation, more significant cancer response and a greater number of patients -- in excess of 200,000 for each NGC drug -- who will benefit from each NGC drug. Currently under development are three next generation chemotherapy oncology treatments: Next Generation Capecitabine (PCS6422 and capecitabine to treat metastatic colorectal, gastrointestinal, breast, pancreatic, and other cancers), Next Generation Gemcitabine (PCS3117 to treat pancreatic, lung, ovarian, breast, and other cancers), and Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers).

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Investors:

Bret Shapiro

CORE IR

ir@processapharma.com

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com